Exhibit 99.1

CrossAmerica Partners LP Reports First Quarter 2019 Results

-	Reported First Quarter 2019 Operating Income of $7.6 million and Net Income of $0.2 million
-	Generated First Quarter 2019 Adjusted EBITDA of $21.4 million and Distributable Cash Flow of $13.3 million, respectively
-	Reported First Quarter 2019 Gross Profit for the Wholesale Segment of $29.0 million
-

The Distribution Coverage Ratio for the current quarter was 0.73 times. The Distribution Coverage Ratio was 1.03 times for the trailing twelve months ended March 31, 2019, as compared to 0.96 times for the trailing twelve months ended March 31, 2018

-	The Board of Directors of CrossAmerica’s General Partner declared a quarterly distribution of $0.5250 per limited partner unit attributable to the First Quarter 2019

Allentown, PA May 6, 2019 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the first quarter ended March 31, 2019.

"Our Operating income increased 3% for the first quarter, while our Wholesale segment also generated a 3% year-over-year increase in motor fuel gross profit," said Gerardo Valencia, CEO and President of CrossAmerica. "While we did experience some challenges during the quarter, including unfavorable weather across several of our regions, our team did a good job in what has historically been our seasonally weakest quarter. We are in a good position as our strategic initiatives progress provides us with strong momentum as we move into the spring and summer driving season." Valencia went on to say, "We have made great progress with the first tranche of our asset exchange with our General Partner and are pleased with the strength of the dealer contracts that we have signed. We expect to close this first tranche in the second quarter and anticipate closing the entire asset exchange transaction ahead of plan.”

First Quarter Results

Consolidated Results

Operating income was $7.6 million for the first quarter 2019 compared to $7.4 million achieved in the first quarter 2018, representing an increase of 3%, and Net income was $0.2 million for the first quarter 2019 compared to a Net loss of $0.8 million for the first quarter 2018. EBITDA was $20.6 million for the three-month period ended March 31, 2019 compared to $21.8 million for the same period in 2018, representing a 6% decrease. Adjusted EBITDA was $21.4 million for the first quarter 2019 compared to $26.0 million for the same period in 2018, representing a decrease of 18%. The decline in EBITDA and Adjusted EBITDA was primarily as a result of the new lease accounting guidance (ASU 2016-02-Leases). Lease payments on the Partnership’s previous sale-leaseback transactions totaling $1.8 million were characterized as principal and interest expense in periods prior to 2019. However, beginning with the first quarter 2019 this is now characterized as rent expense, thus reducing these non-GAAP measures. Also contributing to the decline was a decrease in gross profit in the Retail segment. Additionally, CrossAmerica settled $3.3 million of omnibus charges in common units in the first quarter 2018. This was partially offset by a reduction in both operating and general and administrative expenses (Non-GAAP measures, including EBITDA, as described are reconciled to the corresponding GAAP measures in the Supplemental Disclosure section of this release).

Wholesale Segment

During the first quarter 2019, CrossAmerica’s Wholesale segment generated $29.0 million in gross profit compared to $30.7 million in gross profit for the first quarter 2018, representing a decline of 6%. The Partnership distributed, on a wholesale basis, 231.2 million gallons of motor fuel at an average wholesale gross profit of $0.064 per gallon, resulting in motor fuel gross profit of $14.8 million. For the three-month period ended March 31, 2018, CrossAmerica distributed, on a wholesale basis, 249.5 million gallons of fuel at an average wholesale gross profit of $0.057 per gallon, resulting in motor fuel gross profit of $14.3 million. The 3% increase in motor fuel gross profit was primarily due to a 12% increase in fuel margin per gallon. The main driver of the increase was a $1.1 million improvement in CrossAmerica’s fuel margin from sites in its Alabama market driven by the rebranding of these sites beginning November 1, 2018 and the concurrent change in terms under the subjobber agreement with Circle K. This was partially offset by a reduction in Terms Discounts in 2019 as compared to 2018 due to the decrease in motor fuel prices. Volume declined 7% as a result of the 2018 divestitures mandated by FTC orders, the termination or non-renewal of fuel supply contracts (a significant number of which were low margin) and seasonal weather.

The prices paid by the Partnership to its motor fuel suppliers for wholesale motor fuel (which affects the cost of sales) are highly correlated to the price of crude oil. The average daily spot price of West Texas Intermediate crude oil decreased approximately 13% to $54.82 per barrel during the first quarter 2019 as compared to $62.91 per barrel during the same period in 2018.

CrossAmerica’s gross profit from Rent and Other for the Wholesale segment, which primarily consists of rental income, was $14.2 million for the first quarter 2019 compared to $16.4 million for the first quarter 2018, representing a decrease of 13%. The decline in Rent and Other was primarily as a result of the new lease accounting guidance. Lease payments on CrossAmerica’s previous sale-leaseback transactions totaling $1.7 million were characterized as principal and interest expense in 2018, whereas such payments were characterized as rent expense in 2019.

Operating expenses declined $0.2 million or 2% primarily as a result of lower remediation costs incurred at individual sites that are not covered by state underground storage tanks (UST) funds, insurance or other indemnifications.

Adjusted EBITDA for the Wholesale segment was $24.3 million for the first quarter 2019 compared to $26.2 million for the same period in 2018. As discussed above, the year-over-year decrease was primarily driven by the new lease accounting guidance (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).

Retail Segment

For the first quarter 2019, the Partnership sold 43.5 million gallons of motor fuel at an average retail motor fuel gross profit of $0.035 per gallon, net of commissions and credit card fees, resulting in motor fuel gross profit of $1.5 million. For the same period in 2018, CrossAmerica sold 51.7 million gallons in its retail segment at an average gross profit of $0.042 per gallon, net of commissions and credit card fees, resulting in motor fuel gross profit of $2.2 million. The decrease in motor fuel gross profit is attributable to a 16% decrease in volume driven by the 2018 divestitures of seven company operated Upper Midwest and two commission agent sites mandated by FTC orders, the conversion of commission sites in the Retail segment to lessee dealer sites in CrossAmerica’s Wholesale segment and seasonal weather. In addition, CrossAmerica realized a lower margin per gallon at its company operated sites in 2019 as compared to 2018, driven by the movement in crude oil prices throughout the two periods.

During the quarter, the Partnership generated $4.9 million in gross profit from merchandise and services versus $5.7 million for the same period in 2018. This was driven by the 2018 divestitures of seven company operated Upper Midwest sites mandated by FTC orders. Gross profit from Rent and Other for the Retail segment was $1.4 million for the first quarter 2019 compared to $1.5 million for the same period in 2018, reflecting a decrease of 6%. Rent and other gross profit decreased $0.1 million primarily as a result of the new lease accounting guidance. Lease payments on the Partnership’s previous sale-leaseback transactions totaling $0.1 million were characterized as principal and interest expense in 2018, whereas such payments were characterized as rent expense in 2019.

Operating expenses declined $0.8 million or 10% primarily as a result of the 2018 divestitures of seven company operated Upper Midwest and two commission agent sites mandated by FTC orders and the conversion of commission sites in the Retail segment to lessee dealer sites in the Wholesale segment.

Adjusted EBITDA for the Retail segment was $0.6 million for the first quarter 2019 compared to $1.3 million for the first quarter 2018.

The decline in gross profit and Adjusted EBITDA were primarily due to the 2018 divestitures of seven company operated sites in the Upper Midwest and two commission sites mandated by FTC orders as well as the conversion of commission sites in CrossAmerica’s Retail segment to lessee dealer sites in the Wholesale segment. (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).

Distributable Cash Flow and Distribution Coverage Ratio

Distributable Cash Flow was $13.3 million for the three-month period ended March 31, 2019, compared to $16.7 million for the same period in 2018. The decline in Distributable Cash Flow was primarily due to the new lease accounting guidance and declines in EBITDA for both the Wholesale and Retail segments. This was partially offset by a reduction in both operating and general and administrative expenses. The Distribution Coverage Ratio for the current quarter was 0.73 times. The Distribution Coverage Ratio was 1.03 times for the trailing twelve months ended March 31, 2019, as compared to 0.96 times for the trailing twelve months ended March 31, 2018 (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).

Liquidity and Capital Resources

On April 1, 2019, the Partnership entered into a new $750 million senior secured revolving credit facility, maturing in April 2024.

The New Credit Agreement replaced CrossAmerica’s previous credit agreement, dated as of March 4, 2014, and provided the following key benefits:

•	Increased commitments from $650 million to $750 million with the ability to increase commitments by $300 million, subject to certain conditions;
•	Provides for the current and future asset exchange transactions with Circle K, subject to certain conditions being satisfied;
•	Provided for a general reduction in the applicable margin;
•	Increased the maximum permitted leverage ratio during most periods;
•	Reduced cost of compliance, including the removal of the requirement to mortgage real property; and
•	Extended the maturity from April 2020 to April 2024.

The amount of availability under the New Credit Agreement at May 2, 2019, after taking into consideration debt covenant restrictions, was approximately $20.8 million.

Impact of Adopting New FASB Lease Accounting Guidance

In February 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-02–Leases (Topic 842). This standard modifies existing guidance for reporting organizations that enter into leases to increase transparency by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. This guidance became effective for CrossAmerica on January 1, 2019.

As was noted in CrossAmerica’s recent 2018 Form 10-K (Annual Report), certain previous sale-leaseback transactions that were accounted for similarly to capital leases were required to be reassessed under the new guidance as part of adopting ASU 2016-02. These leases are accounted for as operating leases under the new guidance, and so the $42.0 million of net property and equipment and $76.1 million of sale-leaseback financing obligations recorded on the balance sheet as of December 31, 2018 were removed as part of the transition adjustment effective January 1, 2019.

Since CrossAmerica is not restating prior periods as part of adopting this guidance, the results in 2019 will not be directly comparable to the results for periods before 2019. Specifically, payments on these sale-leaseback obligations were characterized as principal and interest expense in periods prior to 2019. Starting in 2019, these payments are characterized as rent expense and thus reduce gross profit from the wholesale segment, operating income, income before income taxes, and net income relative to the results reported for periods prior to 2019.

The adoption of the new lease standard does not affect the Partnership’s covenant calculations with regard to its Credit Agreement, nor has there been any change in the underlying cash flows related to these leases. The adoption of the new lease standard, if it had been adopted January 1, 2018, would have impacted CrossAmerica’s full year 2018 financial results in the following manner: Adjusted EBITDA would have been lower by approximately $7.2 million, primarily affecting the Wholesale Segment, and Distributable Cash Flow would have been lower by approximately $1.7 million. CrossAmerica anticipates a similar effect on its 2019 financial results (Non-GAAP measures used in this release include Adjusted EBITDA and Distributable Cash Flow, which non-GAAP measures are further described to their most directly comparable GAAP measures in the Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release).

Distributions

On April 25, 2019, the Board of the Directors of CrossAmerica’s General Partner (“Board”) declared a quarterly distribution of $0.5250 per limited partner unit attributable to the first quarter of 2019. As previously announced, the distribution will be paid on May 13, 2019 to all unitholders of record as of May 6, 2019. The amount and timing of any future distributions is subject to the discretion of the Board (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).

Conference Call

The Partnership will host a conference call on May 7, 2019 at 9:00 a.m. Eastern Time to discuss first quarter 2019 earnings results. The conference call numbers are 877-420-2982 or 847-619-6129 and the passcode for both is 7118414#. A live audio webcast of the conference call and the related earnings materials, including reconciliations of non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). A slide presentation for the conference call will also be available on the investor section of the Partnership’s website. To listen to the audio webcast, go to https://caplp.gcs-web.com/webcasts-presentations. After the live conference call, a replay will be available for a period of thirty days. The replay numbers are 888-843-7419 or 630-652-3042 and the passcode for both is 7118414#. An archive of the webcast will be available on the investor section of the CrossAmerica website at https://caplp.gcs-web.com/webcasts-presentations within 24 hours after the call for a period of sixty days.

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars, Except Unit and Per Unit Amounts)

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Operating revenues(a)	$471,786	$554,570
Costs of sales	434,709	514,619
Gross profit	37,077	39,951

Income from CST Fuel Supply equity interests	3,426	3,805
Operating expenses:
Operating expenses	15,353	16,342
General and administrative expenses	4,418	4,720
Depreciation, amortization and accretion expense	13,061	15,500
Total operating expenses	32,832	36,562
(Loss) gain on dispositions and lease terminations, net	(59)	230
Operating income	7,612	7,424
Other income, net	86	94
Interest expense	(7,337)	(8,052)
Income (loss) before income taxes	361	(534)
Income tax expense	149	273
Net income (loss)	212	(807)
Less: net loss attributable to noncontrolling interests	—	(2)
Net income (loss) attributable to limited partners	212	(805)
IDR distributions	(133)	(1,180)
Net income (loss) available to limited partners	$79	$(1,985)

Basic and diluted income (loss) per limited partner unit	$0.00	$(0.06)

Weighted-average limited partner units:
Basic common units	34,444,113	34,157,088
Diluted common units(b)	34,456,465	34,165,060

Supplemental information:
(a) Includes excise taxes of:	$20,444	$24,358
(a) Includes revenues from fuel sales to and rental income from related parties of:	73,627	103,521
(b) Diluted common units were not used in the calculation of diluted earnings per common unit for the three months ended March 31, 2018 because to do so would have been antidilutive.

Segment Results

Wholesale

The following table highlights the results of operations and certain operating metrics of the Wholesale segment (thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended March 31,
	2019	2018
Gross profit:
Motor fuel–third party	$8,068	$7,632
Motor fuel–intersegment and related party	6,702	6,667
Motor fuel gross profit	14,770	14,299
Rent and other(a)	14,210	16,379
Total gross profit	28,980	30,678
Income from CST Fuel Supply equity interests(b)	3,426	3,805
Operating expenses	(8,118)	(8,320)
Adjusted EBITDA(c)	$24,288	$26,163
Motor fuel distribution sites (end of period):(d)
Motor fuel–third party
Independent dealers(e)	363	383
Lessee dealers(f)	502	449
Total motor fuel distribution–third party sites	865	832
Motor fuel–intersegment and related party
DMS (related party)(g)	82	134
Circle K (related party)	43	43
Commission agents (Retail segment)(h)	172	180
Company operated retail sites (Retail segment)(i)	63	71
Total motor fuel distribution–intersegment and related party sites	360	428
Motor fuel distribution sites (average during the period):
Motor fuel-third party distribution	863	824
Motor fuel-intersegment and related party distribution	363	435
Total motor fuel distribution sites	1,226	1,259
Volume of gallons distributed (in thousands)
Third party	151,397	149,259
Intersegment and related party	79,836	100,249
Total volume of gallons distributed	231,233	249,508

Wholesale margin per gallon	$0.064	$0.057

(a)

See “Impact of Adopting New FASB Lease Accounting Guidance” section of this release for additional information regarding the impact of adopting ASC 842 effective January 1, 2019, which impacted rent and other gross profit for 2019, resulting in the results for the three months ended March 31, 2019 not being comparable to CrossAmerica’s results for the three months ended March 31, 2018.

(b)     Represents income from the Partnership’s equity interest in CST Fuel Supply.

(c)	Please see the reconciliation of the segment’s Adjusted EBITDA to consolidated net income under the heading “Supplemental Disclosure Regarding Non-GAAP Financial Measures.”
(d)	In addition, as of March 31, 2019 and 2018, CrossAmerica distributed motor fuel to 13 and 14 sub-wholesalers, respectively, who distributed to additional sites.
(e)	The decrease in the independent dealer site count was primarily attributable to the termination or non-renewal of fuel supply contracts, a significant number of which were low margin.
(f)	The increase in the lessee dealer site count was primarily attributable to converting sites operated by DMS and commission agents to lessee dealers.
(g)	The decrease in the DMS site count was primarily attributable to converting DMS sites to lessee dealer sites.

(h)	The decrease in the commission site count was primarily attributable to converting commission sites in the Retail segment to lessee dealer sites in the Wholesale segment.
(i)	The decrease in the company operated site count was primarily attributable to the divestiture mandated by FTC orders.

Retail

The following table highlights the results of operations and certain operating metrics of the Retail segment (thousands of dollars, except for the number of retail sites, gallons sold per day and per gallon amounts):

	Three Months Ended March 31,
	2019	2018
Gross profit:
Motor fuel	$1,544	$2,156
Merchandise and services	4,911	5,742
Rent and other(a)	1,388	1,473
Total gross profit	7,843	9,371
Operating expenses	(7,235)	(8,022)
Adjusted EBITDA(b)	$608	$1,349

Retail sites (end of period):
Commission agents(c)	172	180
Company operated retail sites(d)	63	71
Total system sites at the end of the period	235	251

Total system operating statistics:
Average retail fuel sites during the period	235	250
Motor fuel sales (gallons per site per day)	2,060	2,296
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.035	$0.042

Commission agents statistics:
Average retail fuel sites during the period	172	180
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.016	$0.014

Company operated retail site statistics:
Average retail fuel sites during the period	63	70
Motor fuel gross profit per gallon, net of credit card fees	$0.080	$0.101
Merchandise and services gross profit percentage, net of credit card fees	24.5%	25.4%

(a)

See “Impact of Adopting New FASB Lease Accounting Guidance” section of this release for additional information regarding the impact of adopting ASC 842 effective January 1, 2019, which impacted rent and other gross profit for 2019, resulting in the results for the three months ended March 31, 2019 not being comparable to CrossAmerica’s results for the three months ended March 31, 2018.

(b)	Please see the reconciliation of the segment’s Adjusted EBITDA to consolidated net income under the heading “Supplemental Disclosure Regarding Non-GAAP Financial Measures” below.
(c)	The decrease in the commission site count was primarily driven by the conversion of commission sites in the Retail Segment to lessee dealer sites in the Wholesale segment.
(d)	The decrease in the company operated retail site count was primarily driven by the divestitures mandated by FTC orders.

Supplemental Disclosure Regarding Non-GAAP Financial Measures

CrossAmerica uses non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income available to the Partnership before deducting interest expense, income taxes, depreciation, amortization and accretion. Adjusted EBITDA represents EBITDA as further adjusted to exclude equity funded expenses related to incentive compensation and the Amended Omnibus Agreement, gains or losses on sales of assets, certain discrete acquisition related costs, such as legal and other professional fees and separation benefit expenses associated with recently acquired companies, and certain other discrete non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common and subordinated units and then dividing that result by the distributions paid per limited partner unit.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of the CrossAmerica financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess the financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of the CrossAmerica business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of the Partnership’s retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to the Partnership’s unitholders.

CrossAmerica believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in the industry, the Partnership’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

	Three Months Ended March 31,
	2019	2018
Net income (loss) available to limited partners(a)	$79	$(1,985)
Interest expense(a)	7,337	8,052
Income tax expense	149	273
Depreciation, amortization and accretion expense	13,061	15,500
EBITDA(a)	20,626	21,840
Equity funded expenses related to incentive compensation and the Amended Omnibus Agreement(b)	202	3,343
Loss (gain) on dispositions and lease terminations, net	59	(230)
Acquisition-related costs(c)	558	1,056
Adjusted EBITDA(a)	21,445	26,009
Cash interest expense(a)	(7,047)	(7,624)
Sustaining capital expenditures(d)	(326)	(790)
Current income tax expense	(815)	(924)
Distributable Cash Flow(a)	$13,257	$16,671
Weighted-average diluted common units	34,456	34,165
Distributions paid per limited partner unit(e)	$0.5250	$0.6275
Distribution Coverage Ratio(a)(f)	0.73x	0.78x

(a)

As further discussed in the “Impact of Adopting New FASB Lease Accounting Guidance” section of this release, CrossAmerica adopted ASC 842 effective January 1, 2019, and as a result, the Partnership’s results for the three months ended March 31, 2019 are not directly comparable to the results for the three months ended March 31, 2018. Most significantly, payments on CrossAmerica’s previous failed sale-leaseback obligations were characterized as principal and interest expense in periods prior to 2019. Starting in 2019, these payments are characterized as rent expense. These payments for the three months ended March 31, 2018 amounted to approximately $1.7 million and $0.1 million for the wholesale and retail segments, respectively. Of the total payments, $1.4 million was classified as interest expense for the three months ended March 31, 2018.

(b)

As approved by the independent conflicts committee of the Board, the Partnership and Circle K mutually agreed to settle certain amounts due under the terms of the Amended Omnibus Agreement in limited partner units of the Partnership.

(c)

Relates to certain discrete acquisition related costs, such as legal and other professional fees, separation benefit costs and certain purchase accounting adjustments associated with recently acquired businesses.

(d)

Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica’s long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain CrossAmerica’s sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(e)

On April 25, 2019, the Board approved a quarterly distribution of $0.5250 per unit attributable to the first quarter of 2019. The distribution is payable on May 13, 2019 to all unitholders of record on May 6, 2019.

(f)

The distribution coverage ratio is computed by dividing Distributable Cash Flow by the weighted-average diluted common units and then dividing that result by the distributions paid per limited partner unit.

The table below shows approximate adjustments to CrossAmerica’s Net loss available to limited partners, EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage for the three months ended March 31, 2018 as if ASC 842 had been applied since January 1, 2018 (in thousands, except for per unit amounts).

	As Reported	Adjustments	As Adjusted
Net loss available to limited partners	$(1,985)	$(404)	$(2,389)
Interest expense	8,052	(1,403)	6,649
Income tax expense	273	—	273
Depreciation, amortization and accretion expense	15,500	—	15,500
EBITDA	21,840	(1,807)	20,033
Equity funded expenses related to incentive compensation and the Amended Omnibus Agreement	3,343	—	3,343
Gain on dispositions and lease terminations, net	(230)	—	(230)
Acquisition-related costs	1,056	—	1,056
Adjusted EBITDA	26,009	(1,807)	24,202
Cash interest expense	(7,624)	1,403	(6,221)
Sustaining capital expenditures	(790)	—	(790)
Current income tax expense	(924)	—	(924)
Distributable Cash Flow	$16,671	$(404)	$16,267
Weighted-average diluted common units	34,165	34,165	34,165
Distributions paid per limited partner unit	$0.6275	$0.6275	$0.6275
Distribution Coverage Ratio	0.78x	-0.02x	0.76x

The following table reconciles the segment Adjusted EBITDA to Consolidated Adjusted EBITDA presented in the table above (in thousands):

	Three Months Ended March 31,
	2019	2018
Adjusted EBITDA - Wholesale segment	$24,288	$26,163
Adjusted EBITDA - Retail segment	608	1,349
Adjusted EBITDA - Total segment	$24,896	$27,512
Reconciling items:
Elimination of intersegment profit in ending inventory balance	254	(98)
General and administrative expenses	(4,418)	(4,720)
Other income, net	86	94
Equity funded expenses related to incentive compensation and the Amended Omnibus Agreement	202	3,343
Acquisition-related costs	558	1,056
Net loss attributable to noncontrolling interests	—	2
IDR distributions	(133)	(1,180)
Consolidated Adjusted EBITDA	$21,445	$26,009

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is a wholly owned subsidiary of Alimentation Couche-Tard Inc. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to over 1,200 locations and owns or leases approximately 900 sites. With a geographic footprint covering 31 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contact

Investor Relations:      Randy Palmer, Director – Investor Relations, 210-742-8316

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on the CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of CrossAmerica Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business. Accordingly, CrossAmerica Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.